CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-207256 on Form N-4 of our report dated April 18, 2016 relating to the financial statements and financial highlights of each of the portfolios of Separate Account No. 49 of AXA Equitable Life Insurance Company, and of our report dated March 18, 2016 relating to the consolidated financial statements of AXA Equitable Life Insurance Company, each of which appears on such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 20, 2016